Sub-investment Management Agreement


                                                    AGREEMENT

                                                     between

                                    GUARDIAN BAILLIE GIFFORD LIMITED,
                                    incorporated under the Companies Acts and having its Registered Office at 6 Glenfinlas Street Edinburgh EH3 6YY (hereinafter called "the Company") OF THE
                                    ONE PART

                                                       and

                                    BAILLIE GIFFORD OVERSEAS LIMITED, a company incorporated under the Companies Acts and having its Registered Office at 7 Glenfinlas Street, Edinburgh, EH3 6YY (hereinafter called "the Manager") OF THE OTHER PART

                                                  --------------

WHEREAS:-

(A) Baillie Gifford International Fund, Inc. (hereinafter called the "Client") proposes to engage in business as an open-end management investment company and to register as such under the U.S. Investment Company Act of 1940, as amended.

(B) The Company proposes to engage principally in the business of rendering investment management services and to become registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended, and to become a member of, and regulated in the conduct of its investment business by, the Investment Management Regulatory Organisation Limited.

(C) The Manager is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended, and is a member of, and regulated in the conduct of its investment business by the Investment
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      Management Regulatory Organisation Limited.

(D) The Client desires the Company to render investment management services to the Client in the manner set forth and in the terms and conditions set forth in a separate Investment Management Agreement of even date herewith.

(E) The Company, in turn, desires the Manager to render sub-investment management services to the Client in the manner and on the terms and conditions hereinafter set forth.

IT IS HEREBY AGREED AND DECLARED as follows:-

1.    Definitions

      1.1 In this Agreement the following words and expressions shall where not inconsistent with the context have the following meanings respectively:

            (a) "Articles" means the Articles of Association of the Company as amended from time to time;

            (b) "Associate" means and includes any corporation which in relation to the person concerned (being a corporation) is a Holding Company or a Subsidiary or a Subsidiary of any such Holding Company or a corporation (or a Subsidiary of a corporation) at least one-third of the issued share capital of which is beneficially owned by the person concerned or an Associate thereof under the preceding part of this definition and includes any firm the partners of which or any one or more of them are beneficially entitled whether directly or indirectly or through the medium of a corporation
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                  or corporations to at least three-quarters of the issued
                  equity share capital of the person concerned (being a corporation) and includes any partner in any such firm. Where the person concerned is an individual, firm or other unincorporated body the expression "Associate" means and includes any corporation directly or indirectly or through the medium of a corporation or corporations controlled by such person and any partner in any such firm;

            (c) "Business Day" means a day on which the New York Stock Exchange is open for business;

            (d) "Commencement Date" means [___________] 1990 or, if later, the date on which a copy of this Agreement signed by or on behalf of the Manager has been signed by or on behalf of the Company and returned to the Manager;

            (e) "Custodian" means State Street Bank & Trust Company, Boston, Massachusetts, U.S.A. and its agents and sub-custodian banks or such other bank or banks as may in the future serve as custodian of the Investments;

            (f) "Directors" means the Board of Directors of the Company from time to time including any duly appointed committee thereof;

            (g)   "Holding Company" means a holding company as defined in
                  Section 736 of the Companies Act 1985;

            (h) "IMRO" means Investment Management Regulatory Organisation Limited;
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            (i)   "Investments" means the assets and rights from time to time of the Company comprised in the Portfolio;

            (j) "Investment Policy" means the investment objective, policies and restrictions which are set out in the current Registration Statement on Form N-1A as filed on behalf of the Client with the SEC and as amended from time to time following written notice given by the Company to the Manager;

            (k) "Investment Management Agreement" means the investment management agreement between the Company and the Client of even date herewith.

            (1) "Portfolio" means the investments and cash which may from time to time comprise the Client's assets which are the subject of the Investment Management Agreement;

            (m) "Rules" means the rules (including any regulations) made by the board of IMRO, as altered, amended, added to or cancelled from time to time whether by the board of IMRO or pursuant to the Financial Services Act 1986, together with the Statutory Rules;

            (n)   "SEC" means the U.S. Securities and Exchange Commission;

            (o) "Statutory Rules" means rules or regulations made under Chapter V of the Financial Services Act 1986 which are binding on the Manager;

            (p) "Subsidiary" means a subsidiary as defined in Section 736 of the Companies Act 1985;

            (q)   "U.S." means the United States of America;
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            (r)   "1940 Act" means the U.S. Investment Company Act of 1940, as amended;

            (s) any reference to the Company, Client or the Manager includes a reference to its duly authorised agents or delegates;

            (t) words importing the singular number shall be deemed to include the plural number and vice versa;

            (u) words importing the masculine gender only shall include the feminine gender and vice versa; and

            (v) words importing persons shall include companies or associations or bodies of persons, whether corporate or not.

      1.2 Words and expressions contained in this Agreement (but not defined herein) shall bear the same meanings as in the Articles.

      1.3 The headings to the Clauses of this Agreement are for convenience only and shall not affect the construction or interpretation thereof.

      1.4 References herein to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted from time to time and shall include any provision of which they are reenactments (whether with or without modification).

2.    Appointment

      2.1 The Company HEREBY APPOINTS the Manager as Sub-Investment Manager in relation to the Portfolio and the Manager accepts such appointment on the terms and conditions of this Agreement.
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      2.2   The appointment of the Manager as Sub-Investment Manager as aforesaid shall take effect from the Commencement Date, and shall continue in full force and effect, provided it is initially and continually approved in accordance with the 1940 Act, and unless and until terminated in accordance with the provisions hereof.

3.    Investment Management Functions of the Manager

3.1 During the continuance of its appointment as Sub-Investment Manager of the Company, subject to Clause 3.2 below and without prejudice to the generality of Clause 2.1 above the Manager shall (subject to the overall supervision of the Directors):

      (a) manage the investment and re-investment of the Portfolio on a discretionary basis with a view to achieving the investment objective contained in the Investment Policy;

      (b) provide valuations of the Investments in accordance with the provisions of Clause 11;

      (c) as and when requested by the Company and/or the Client supply the Company and/or the Client with such information in connection with the Portfolio as may be in the possession of the Manager or may reasonably be obtained from or provided by them;

3.2 Any investment activity undertaken by the Manager pursuant to this Agreement and any other activities undertaken by the Manager on behalf of the Company or the Client shall at all times be subject to any written directives of the Directors or of the Board of Directors of the Client, as the case may
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      be, any duly constituted committee of such Board, or any officer of the
      Company or of the Client acting pursuant to the written directives of its respective Board of Directors.

3.3 The Manager shall keep or cause to be kept on behalf of the Client such books, records and statements to give a complete record of all transactions carried out by the Manager on behalf of the Client in relation to the investment and reinvestment of the Portfolio and such other books, records and statements as may be required by law and as may be necessary to give a complete record of all other transactions carried out by the Manager on behalf of the Client and shall permit the Company and its employees and agents and the auditors for the time being of the Company and/or the Client to inspect such books, records and statements at all reasonable times.

3.4 All records required to be maintained and preserved by the Manager on behalf of the Client or the Portfolio pursuant to the provisions of rules or regulations of the SEC under Section 31(a) of the 1940 Act are the property of the Client and will be surrendered by the Manager promptly on request by the Client.

2.5 The Manager hereby warrants that it holds and undertakes that it will continue to hold, all licences, permissions, authorisations and consents necessary to enable it to carry out its duties hereunder in the ordinary course of business and that all such licences, permissions, authorisations and consents are and will remain in full force and effect during the continuance of this Agreement.

3.6 The services to be provided under this Agreement shall be so provided on the basis that the Company and the Client are
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      "Professional Investors" as defined in the Rules.

4. Manager's specific powers and obligations in relation to investment management

      4.1 Consistent with the Investment Policy and subject to any written directions (in accordance with Clause 3.2 above) communicated to the Manager, the Manager shall have and is hereby granted the authority, power and right for the Portfolio and in the name of the Client to supervise and direct the Client in its discretion and without prior consultation with the Client as the Company:-

            (a) to issue orders and instructions with respect to the disposition of Investments, moneys and other assets of the Portfolio;

            (b) to purchase (or otherwise acquire), sell (or otherwise dispose of) and invest in investments, moneys and other assets for the account of the Client and effect foreign exchange transactions on behalf of the Client and for the account of the Client in connection with any such purchase, other acquisition, sale or other disposal;

            (c) to enter into, make and perform all contracts, agreements and other undertakings as may in the opinion of the Manager be necessary or advisable or incidental to the carrying out of the objectives of this Agreement;

            (d) subject to the Rules, to aggregate transactions for the Portfolio with those of other clients and Associates without prior reference to the Company, the Client or such other clients. Aggregation may operate on some occasions to the advantage of the Client and on other
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                  occasions to the Client's disadvantage. Also the Manager may act as agent for the Client in relation to transactions in which it is also acting as agent for its Associates;

            (e) to purchase and sell Investments on any Recognised or Designated Investment Exchange as defined in the Rules (including for this purpose over the counter markets) or through such other intermediary as the Manager may in its discretion consider;

            (f) to purchase or subscribe for Investments Not Readily Realisable (as defined in the Rules). However, such investments carry a high risk of not being readily realisable, market-makers may not be prepared to deal in them and proper information for determining their current value may not be available. The purchase of such investments is subject to such restrictions as may be set out in this Agreement not inconsistent with the Investment Policy;

            (g) to accept offers of new issues, or rights issues and offers of paper and/or cash alternatives in takeover bids on behalf of the Client;

            (h) to invest in futures, options and contracts for differences, including margined transactions effected otherwise than under the rules of a Recognised or Designated Investment Exchange (as defined in the Rules) or in a contract traded thereon.

            (i) for the purposes of carrying out transactions in futures and options only, to deposit or pledge investments comprised in the Portfolio and such other documents of
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                  title and certificates evidencing title to such investments and other property as may be required in order to satisfy the counterparty's margin or collateral requirements. In all other circumstances and except (a) with the written consent of and on terms agreed with the Company and the Client or (b) if appropriate, as may be provided in the Client's current Registration Statement filed with the SEC (as amended from time to time) investments comprised in the Portfolio and documents of title and certificates evidencing title to such investments and other property acquired under this Agreement may not be lent to a third party nor may money be borrowed on the Client's behalf against the security of such investments, documents and property.

4.2 As Investments may be denominated in different currencies, a movement of exchange rates may have a separate effect, unfavourable as well as favourable, on the gain or loss otherwise experienced in the Investments.

4.3 The Company understands, and has informed the Manager that the Client understands, that markets involving futures and contracts for differences and options can be highly volatile and that such instruments carry a high risk of loss and that a relatively small adverse market movement may result not only in loss of the original investment but also an unquantifiable further loss exceeding any margin deposited. The Company further understands, and has informed the Manager that the Client understands, that the Client may be required to pay a deposit or margin in support of a transaction or to supplement that payment after the transaction has been
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      effected and that the consequence of non-payment may result in the loss of deposit or margin.

4.4 The Company confirms to the Manager that the Client has received from the Company the appropriate risk disclosure statements required under paragraph 12(a) of Schedule 4 of Chapter III of the Rules.

4.5 The Manager shall observe and comply with all resolutions of the Directors of which it has written notice and other lawful orders and directions given in writing to it from time to time by the Directors including those orders and directions emanating from the Client and all activities engaged in by the Manager hereunder pursuant to Clause 3 above shall at all times be subject to the control of and review by the Directors, acting on behalf of the Client, and without limiting the generality of the foregoing the Directors may from time to time:

      (a) prohibit the Manager from investing the Portfolio in any investment or in any currency or country or in or with any person;

      (b) require the Manager to sell any investment or (subject to the availability of funds) to purchase, on behalf of the Company, any investment;

      (c) notify the Manager, in writing, of any amendments to the Investment Policy;

      and the Manager shall and shall procure that any person, firm or company to whom it delegates any of its functions hereunder shall give effect to all such decisions.

5.    Payments due on Investments

      The Company undertakes to the Manager that it shall be
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      responsible for any unpaid calls or other sums which may become payable upon any of the Investments or any rates, taxes or other imposts or similar liabilities levied or arising on or in respect of any of the Investments but only to the extent that the Client has failed to pay same.

6.    Unsolicited Calls

  (4) The Company and the Manager are free under this Agreement at any time to telephone or otherwise communicate with each other (which in the case of the Manager, its partners, employees or representatives, may constitute an "Unsolicited Call" in terms of IMRO's Rules) to discuss the Portfolio, its composition and investment policy or any changes therein, or any individual investment, current or proposed.

7.    Custody Arrangements

      7.1 The Company will at the written request of the Manager arrange with the Client for the opening of bank accounts in the name of the Client with the Custodian. All sums belonging to the Client including proceeds of sales and income received on investments shall be credited directly to such accounts. The Manager will hold no moneys on behalf of the Client, and accepts no liability for any default by the Custodian. These bank accounts and moneys are not Client Bank Accounts or Clients' Money (as defined in the Rules).

      7.2 Securities forming part of the Portfolio will be registered in the name of the Custodian or held to its
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            order. The Manager accepts no liability for any default by the
            Custodian or sub-custodian banks.

8.    Settlement

      The Manager will attend to the settlement and delivery of all purchases and sales of Investments and deal with issues, rights entitlements and any other matters affecting such investments. The Manager will also be entitled to instruct the Custodian to make delivery of documents of title or certificates evidencing title when settling transactions.

9.    Voting

      Any rights conferred by Investments of the Client shall be exercised in such manner as the Manager may determine (subject to the rights of the Directors to give instruction to the Manager regarding the exercise of such rights) and subject as aforesaid the Manager may in its discretion refrain from the exercise of such rights. The Company shall from time to time, upon request from the Manager, procure that the Client shall execute and deliver or cause to be executed and delivered to the Manager or its nominee(s) such powers of attorney or proxies as may reasonably be required authorising such attorneys or proxies to exercise any rights or otherwise act in respect of all of any part of the Investments. Without prejudice to the generality of the foregoing the Manager will be entitled to give voting instructions to the Custodian in respect of the exercise of any voting or other rights attached to any Investment at the discretion of the Manager or as the Company and/or the Client may instruct from time to time.
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10.   Lending and Borrowing

      10.1 Subject to the Investment Policy and as provided in this Clause 10, investments comprised in the Portfolio and documents of title and certificates evidencing title to such investments and other property acquired under this Agreement may not be lent to a third party nor may money be borrowed on the Client's behalf against the security of such investments, documents and property.

      10.2 Subject to the Investment Policy, an overdraft facility or line of credit may be established on behalf of the Client and may be used as a temporary measure for the extraordinary or emergency needs of the Client.

      10.3 Subject to the Investment Policy and to the temporary borrowing facility provided for in 10.2 above, the Manager may not commit the Client to supplement the monies in the Portfolio either by borrowing on its behalf or by committing it to a contract the performance of which may require them to supplement the Portfolio.

11.   Reporting

      11.1  The Manager shall arrange to notify the Company and the Client (by fax) of transactions on a daily basis and will instruct brokers to send the original contract note to the Custodian and copies to the Company and the Client.
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      11.2  The Manager shall supply quarterly to the Company and the Client the following:

            (a) reports incorporating inter alia advice as to future policy, which will be sent within twenty five working days of the end of the quarter to which the report relates;

            (b) a Portfolio valuation prepared by Datastream or some other mutually agreed and reputable supplier of valuation services. Such valuations will show the number of units of each investment or other asset held, the book cost and the aggregate value of each as at the valuation date and will normally use middle market prices for listed investments. In the event of any change in this method the Manager will notify the Company and the Client accordingly;

            (c)   a statement of any income received on the investments held;

            (d) a schedule detailing the performance of the Client broken down into major sectors and comparing the return of the relevant index against the return of the Client. The returns will be compiled by the WM Company using information supplied by the Manager; and

            (e) schedules showing transactions undertaken during the period under review.

      11.3 The Manager shall attend meetings with the Company and/or the Client from time to time as required by the Directors. Instructions as to the management of the
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            Portfolio given orally to the Manager at such meetings will be confirmed in writing to the Manager as provided for in Clause 23.

12.   Material Interests

      12.1 Except as specified in Clause 4.1(d) of this Agreement, the Manager may not effect transactions for the Portfolio in which it has directly or indirectly a material interest or any relationship with another party which may involve a conflict of the Manager's duty to the Company and/or the Client without prior reference to the Company, other than transactions in units in unit trusts managed by Baillie Gifford & Co. Limited, an Associate of the Manager, in accordance with the provisions of sub-clause 12.2 of this Agreement.

      12.2 For the purposes of sub-clause 12.1 of this Agreement, the Manager may not effect transactions for the Portfolio in units in unit trusts managed by Baillie Gifford & Co. Limited unless the Manager shall first have been issued with an order of exemption by SEC in accordance with sub-section 17(a) (1) (b) of the 1940 Act.

13.   Relevant Arrangements

      The Manager may not effect transactions for the Portfolio with or through the agency of a person who provides services under any arrangement where that person will from time to time provide to or procure for the Manager services or other benefits which result, or are designed to result, in an improvement in the services which the Manager provides to its
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      clients and for which it may make no direct payment but may undertake to place business with that person.

14.   Taxation

      Bank statements and vouchers will be sent to the Client to enable the Client to reclaim any credits in respect of or tax deducted from the income of the Portfolio.

15.   Fees

      15.1 In consideration for the services to be provided by the Manager as Sub-Investment Manager under this Agreement the Company shall, during the continuance of this Agreement, pay to the Manager, in the manner hereinafter provided, fees calculated by reference to the value of the Portfolio all in accordance with the following provisions of this Clause 15.

      15.2 The Company shall pay to the Manager in respect of each calendar month a fee (exclusive of Value Added Tax) calculated at the rate of one-thirtieth of one per cent (0.033%) of:-

                  A
                 --- where:
                  B

                        "A" means the aggregate of the Values of the Portfolio as at the close of business on each Business Day falling in that calendar month; and "B" means the number of Business Days falling in that calendar month.

      15.3 Said fees due to the Manager shall be invoiced by the Manager to the Company following the end of each calendar month and shall be due and payable within ten
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            days of the relevant invoice. The Company shall be entitled to make such payments on account as it may in its absolute discretion determine.

      15.4  For the purposes of sub-clause 15.2 of this Clause:

            (i) the "Value of the Portfolio" means the aggregate of the values of the assets of the Portfolio at the close of business on a Business Day. The aggregate of the value of the assets shall be calculated by taking the value of securities held in the Portfolio, plus any cash or other assets (including dividends payable and declared but not collected) less all liabilities (including accrued expenses, but excluding capital and surplus);

            (ii)  the "value of an asset" shall be taken:-

                  (1) in the case of an investment quoted on a Stock Exchange where market price is the recognised basis of quotation, at the price of such investment at the close of business of the appropriate exchange on the relevant Valuation Date or, if there have been no sales during the day, at the mean of the closing bid and asked prices;

                  (2) in the case of an investment traded only on the over-the-counter market, at the mean between the bid and asked prices;

                  (3) in the case of unquoted investments and other investments for which market
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                        quotations are not readily available, at the value
                        ascertained in accordance with such manner as the Board of Directors of the Client have deemed appropriate to reflect the fair value thereof;

                  (iii) when any asset is held or liability is outstanding in a currency other than U.S. dollars, such asset or liability shall be notionally converted into the U.S. dollar equivalents at the prevailing market rates quoted by the Custodian at the close of business on the Business Day, on the relevant Valuation Date or, if such Valuation Date is not a Business Day, on the immediately preceding Business Day.

      15.5 The Manager shall procure that Baillie Gifford & Co shall be responsible for furnishing such office space, facilities and equipment and such clerical help, administrative and bookkeeping services in Edinburgh as the Company shall reasonably require in the conduct of its business in accordance with the Administrative and Secretarial Agreement between Baillie Gifford & Co. and the Company of even date herewith.

      15.6 The Client shall bear all expenses of its organization, operations and business not specifically assumed or agreed to be paid by the Company as provided in this Agreement. In particular, but without limiting the generality of the foregoing, the Client shall pay all of the expenses relating to the following expense
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            categories: custody and accounting services; shareholder servicing agent; transfer and dividend disbursing agent; shareholder communications; shareholder meetings; prospectuses; calculation of net asset value; legal fees and expenses; accounting fees and expenses; directors' fees and expenses; federal and state registration fees; bonding and insurance; brokerage commissions; taxes; trade association fees; nonrecurring and extraordinary expenses (including but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges relating to the operation of the Client unless otherwise specifically provided herein. All such expenses shall be paid out of the assets of the Client.

      15.7 The Company shall not be responsible for any expenses incurred in connection with its duties and responsibilities under the terms of this Agreement.

16.   Indemnity of the Manager as Sub-Investment Manager

      16.1 Neither the Manager nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Client and/or the Company (at the direction or request of the Manager) or the Manager in connection with the Manager's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Client and/or the Company in connection with the matters to which this Agreement
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            relates, except for loss resulting from wilful misfeasance or misconduct, wilful default, bad faith, or gross negligence in the performance of its or his/her duties on behalf of the Client and/or the Company or from reckless disregard by the Manager or any such person of the duties of the Manager under this Agreement.

      16.2 The Manager shall not be liable for the consequences of any investment decision made hereunder or in respect of any other fund managed by the Manager or any of its Associates which is a permitted investment hereunder. The Manager acts only as agent for the Client and the Company hereby undertakes to indemnify the Manager against all actions, proceedings, claims, demands, costs and expenses which may be brought against, suffered or incurred by the Manager by reason of its performance of such duties, including all legal, professional and other expenses incurred.

      16.3 Notwithstanding the provisions of Clause 16.2, the Manager will indemnify the Company and/or the Client in respect of any loss incurred as a result of negligence or fraud by the Manager or any of its Associates or their respective employees in their performance of the duties under the terms of this Agreement.

17.   Term and Termination of Agreement

      17.1 The term of this Agreement shall begin on [__________], subject to the approval of the Board of Directors of the Client, including a majority of the Directors who are not "interested persons" (as defined in the 1940 Act)
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            and to the approval of a majority of the outstanding voting securities of the Client (as defined in the 1940 Act) and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect until [__________]. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Company, subject to the termination provisions and all other terms and conditions hereof, provided such continuance is approved at least annually by the vote of holders of a majority of the outstanding voting securities of the Client (as defined in the 1940
            Act) or by the Board of Directors of the Client, provided, that in either event, such continuance is also approved annually by the vote of a majority of the Board of Directors of the Client who are not parties to this Agreement and are not "interested persons" (as defined in the 1940 Act) of any party, which vote must be cast in person at a meeting called for the purpose of voting on such approval. The Manager shall furnish to the Client, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment hereof.

      17.2 The Manager acknowledges that this Agreement may be terminated by the Company in accordance with the following provisions of this Clause 17.2. Subject to Clause 17.3 below, the Client may, either by majority vote of its Board of Directors or by the vote of a majority of the outstanding voting securities of the
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            Client (as defined in the 1940 Act), at any time and without the payment of any penalty, direct the Company to terminate this Agreement upon sixty days written notice to the Manager.

      17.3 The Manager acknowledges that this Agreement may also be terminated in accordance with the following provisions of this Clause 17.3. The Client shall also be entitled forthwith to direct the Company to terminate the appointment of the Manager as Sub-Investment Manager hereunder notwithstanding any period remaining in accordance with this Clause or, no notice having been given:-

            (i) if the Manager shall commit any material breach of its obligations under this Agreement and (if such breach shall be capable of remedy) shall fail within thirty days of receipt of notice in writing served by the Company requiring it so to do to make good such breach;

            (ii) if an order is made or a resolution passed to wind up the Manager or if a receiver is appointed to the whole or any part of the property and undertaking of the Manager;

            (iii) if the said Shareholders Agreement between the Guardian
                  Insurance & Annuity Company, Inc., Baillie Gifford Overseas Limited and the Company is terminated or expires by effluxion of time.

      17.4 The Manager may terminate this Agreement without payment of penalty upon sixty days written notice to the Company.

      17.5 The Manager shall also be entitled to terminate forthwith this Agreement, notwithstanding any period
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                                      69


            remaining in acccordance with this Clause or, no notice having been given, if (i) the said Shareholders Agreement between the Guardian Insurance & Annuity Company Inc. and Baillie Gifford Overseas Limited and the Company is terminated or expires by effluxion of time, or (ii) an order is made or a resolution passed to wind up the Company, or (iii) if the Company shall commit any material breach of its obligations under this Agreement and (if such breach shall be capable of remedy) shall fail within 30 days of receipt of notice in writing served by the Manager requiring it so to do to make good such breach, or (iv) a receiver is appointed to the whole or any part of the property and undertaking of the Company.

      17.6 This Agreement shall immediately terminate in the event of its assignation or assignment (as that term is defined in the 1940 Act) by either party unless such automatic termination shall be prevented by an exemptive order or rule of the SEC.

      17.7 On the termination of the appointment of the Manager under the provisions of this Clause the Manager shall be entitled to receive all fees accrued due and outlays incurred up to the date of such termination but shall not in the case of termination under sub-clause 17.2., 17.3 or 17.4 above, be entitled to compensation in respect of such termination.

      17.8 On termination of the appointment of the Manager under the provisions of this Clause the Manager shall deliver to the Company, or as it shall direct, all books of
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                                      70


            account, records, registers, correspondence, documents and assets in relation to the affairs of or belonging to the Company and/or the Client in the possession of or under the control of the Manager as Sub-Investment Manager, and take all necessary steps to vest in the Company any assets previously held in the name of or to the order of the Manager as Investment Adviser, on behalf of the Company.

      17.9 Termination of the appointment of the Manager hereunder shall be without prejudice to transactions already initiated, which transactions shall be completed.

      17.10 The Company and the Manager will co-operate with each other to ensure that transactions in progress at the date of termination of the Manager's appointment hereunder shall be completed by the Company in accordance with the terms of such transactions and, to this end, the Manager shall provide the Company with all necessary information and documentation to secure implementation thereof.

18.   Non-Exclusivity

18.1 The services of the Manager hereunder are not to be deemed exclusive and the Manager or any Associate thereof shall be free to render investment management services, investment advisory services and corporate administrative services to other parties (including without prejudice to the generality of the foregoing other investment companies) on such terms as the Manager or such Associate may arrange so long as its services under this Agreement are not thereby impaired and to
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                                      71


      retain for its own use and benefit fees or other moneys payable thereby. The Manager shall not be deemed to be affected with notice of or to be under any duty to disclose to the Company any fact or thing which may come to the notice of it or any servant or agent of it in the course of the Manager rendering the said services to others or in the course of its business in any other capacity or in any manner whatsoever otherwise than in the course of carrying out its duties under this Agreement.

18.2 The Manager agrees to permit individuals who are directors or officers of the Manager to serve as directors or officers of the Company and/or the Client.

19.   Confidentiality

      Neither of the parties hereto shall during the continuance of this Agreement or after its termination, disclose to any person firm or fund whatsoever (except in the case of the Manager, with the written authority of the Company and/or the Client or unless ordered to do so by a court of competent jurisdiction or any regulatory body) any information of a confidential nature relating to the business investments finances or other matters of a confidential nature of the other party (or of the Client) of which it may have become possessed during the period of this Agreement and each party shall use its reasonable endeavours to prevent any such disclosure as aforesaid.

20.   Complaints

      20.1  The Manager has established procedures in accordance
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                                      72


            with the requirements of IMRO for the effective consideration of complaints by the Company.

      20.2 Should the Company and/or the Client wish to make a complaint to the Manager about any aspect of the Manager carrying out its duties under this Agreement or otherwise it shall in the first instance do so by letter addressed to the partner or partners of the Manager responsible for the performance of the Manager's duties hereunder; if no satisfactory resolution of the complaint is achieved within five days the Company and/or the Client may repeat the complaint by letter addressed to the Senior Partners of the Manager. If no satisfactory resolution is achieved within ten days of the original complaint the Company and/or the Client may then make its complaint (insofar as such complaint relates to the Manager's duties as Investment Adviser hereunder) to IMRO. Notwithstanding the above provisions the Company and/or the Client has a right of complaint direct to IMRO.

      20.3 A booklet setting out the right to investors compensation under the Securities and Investment's Board's Scheme in the event of the Manager's inability to meet any liabilities to the Company and/or the Client is available on request from the Manager.

21.   Arbitration

      Without prejudice to the rights of the Company in accordance with Clause 20 hereof any matters of difference between the parties arising out of or in connection with this Agreement
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                                      73


      shall be submitted to arbitration to be determined under Scottish Law before a sole Arbiter to be agreed between the parties and in default of agreement to be appointed by the President of the Law Society of Scotland for the time being. No action shall be brought upon any issue between the parties arising out of or in connection with this Agreement until the same has been submitted to arbitration pursuant hereto and an award made.
      Section 3(3) of the Administration of Justice (Scotland) Act 1972 shall not apply to this Agreement.

22.   Notices

      Any notice required to be given under this Agreement shall be in writing, delivered personally or sent by first class prepaid letter or transmitted by telex or facsimile and shall be deemed duly served if left at or served if left at or sent or (as appropriate) transmitted to the following addresses (or to the most recent of any other address of which a party hereto shall have given notice to the other party pursuant to this Clause):-

                (a)  if to the Company at:

                     6 Glenfinlas Street,
                     Edinburgh EH3 6YY
                     For the attention of: G Gemmell
                     Facsimile number: 031-225-2358

                (b)  if to the Manager at:-

                     10 Glenfinlas Street,
                     Edinburgh EH3 6YY
                     For the attention of: G Gemmell
                     Facsimile number: 031-225-2358

                (c)  if to the Client at:-

                     201 Park Avenue South
                     New York 10003
                     U.S.A.
                     For the attention of: J.M. Smith
                     Facsimile number: 212-353-1845
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                                      74


      Notices sent by first class prepaid letter shall be deemed to be served seven business days after posting. Evidence that the Notice was properly addressed, stamped and put into post shall be conclusive evidence of posting. A notice sent by facsimile transmission shall be deemed to have been served at the time when a complete and legible copy is received by the addressee. In this Clause "business day" means a day on which normal banking business is carried on in Edinburgh and New York City.

23.   Reliance on documents

      Wherever pursuant to any provision of this Agreement any notice, instruction or other communication is to be given by, or on behalf of, the Company (or its Directors) to the Manager as Sub-Investment Manager and the Manager may accept as sufficient evidence thereof:-

      (i) a document signed or purporting to be signed on behalf of the issuing party by such person or persons whose signature the Manager is for the time being authorised by such issuing party to accept; or

      (ii) a message by tested telex, telecopier, facsimile machine or cable transmitted by, or on behalf of, the Company (or its Directors) by such person or persons whose messages the Manager is for the time being authorised by the Company or its Directors to accept, and the Manager shall not be obliged to accept any document or message signed or transmitted or purporting to be signed or transmitted by any other person.
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                                      75


24.   Client's rights under this Agreement

      The Manager agrees that the Client, in any question with the Manager in relation to its duties as Sub-Investment Manager hereunder, may rely on any of the provisions of this Agreement as if it were a party hereto. The Company shall deliver a certified copy of this Agreement to the Client by way of intimation of the Client's rights hereunder.

25.   Invalidity

      The invalidity or unenforceability of any part of this Agreement shall not prejudice or affect the validity or enforceability of the remainder.

26.   Proper Law

      Notwithstanding any conflict of laws, principles or provisions which may otherwise apply, this Agreement and the rights and obligations of the parties shall be governed by and are to be construed in accordance with the law of Scotland and, to the extent applicable, in accordance with the 1940 Act: WITNESS WHEREOF these presents typewritten on this and the thirty preceding pages are executed as follows:-